SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                  Commission File Number 0-30330

(Check one)
| |Form 10-K  |X|Form 20-F   | |Form 11-K   | |Form 10-Q   | |Form N-SAR

For period ended   December 31, 2002
                   -----------------

[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the transition period ended
                                     ---------------------------------

             Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION

                         GLOBAL PRECISION MEDICAL INC.
                          -----------------------------
                            Full name of registrant


                          SAN ANTONIOS RESOURCES INC.
                          ---------------------------
                           Former name, if applicable

                                838 Mathers Ave.
           ---------------------------------------------------------
           Address of principal executive office (Street and number)

                West Vancouver, British Columbia, Canada V7T 2G1
                ------------------------------------------------
                    City, State/Province and Zip/Postal Code


                                     12b25-1

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b025(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                        (Attach extra sheets if needed.)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Lindsay Semple                          (604)           926-2939
     -----------------------------------------------------------------------
         (Name)                           (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report)s) been filed?
                                                             |X| Yes      | | No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             | | Yes      |X| No

                          GLOBAL PRECISION MEDICAL INC.
         --------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 30, 2002              By   /s/ Lindsay Semple
       -------------                 -----------------------------------------
                                     (Lindsay Semple, Chief Executive Officer)



                                     12b25-2